Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101		Maximillian Marcy Investor Relations 651-236-5062

NEWS	For Immediate Release	September 30, 2010

H.B. Fuller Announces $100 Million Share Repurchase Program

Declares Regular Quarterly Dividend

ST. PAUL, Minnesota. – H.B. Fuller Company (NYSE: FUL) announced today that its Board of Directors has authorized a share repurchase program of up to $100 million of the Company’s outstanding common shares and declared a regular quarterly cash dividend of $0.07 per share of common stock.

“We are pleased to announce a share repurchase program that allows us to return excess capital to our shareholders while fully maintaining our financial flexibility to invest in our business,” said Jim Giertz, senior vice president and chief financial officer. “We intend to use the program primarily to buyback shares that we issue under our stock based incentive compensation plans.”

Under the share repurchase program, the Company, at management’s discretion, may repurchase shares for cash on the open market from time to time, in privately negotiated transactions or block transactions, or through an accelerated repurchase agreement. The primary source of funding for the program is expected to be excess cash held in the United States. The program does not require the Company to repurchase any specific number of shares or to complete the program on any specific timeline. The program may be modified, suspended or terminated at any time without prior notice.

The regular cash dividend of $0.07 per share of common stock is payable on October 28, 2010 to shareholders of record at the close of business on October 14, 2010.

About H.B. Fuller Company:

For more than 120 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants, paints and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and strength to help its customers find precisely the right formulation for the right performance. With fiscal 2009 net revenue of $1.235 billion, H.B. Fuller serves customers in packaging, hygiene, paper converting, general assembly, woodworking, construction, and consumer businesses. For more information, visit HBFuller.com, HBFullerStrength.com, read our blog or follow GlueTalk on Twitter.